Exhibit 99.1

MP Materials Reports Fourth Quarter and Full Year 2020 Results

Fourth Quarter 2020 Revenue Grew 100% Year-over-Year to $42.2 million
Fourth Quarter 2020 Net Income Increased 23.3x Year-over-Year to $24.1 million
Fourth Quarter 2020 Adjusted EBITDA Grew 297% Year-over-Year to $18.0 million
2020 Full Year Production and Sales Volumes Increased Approximately 40% compared to 2019

MOUNTAIN PASS, Calif. – March 18, 2021 – MP Materials Corp. (NYSE: MP) (“MP Materials” or the “Company”), the largest rare earth materials producer in the Western Hemisphere, today announced its financial results for the fourth quarter and full year ended December 31, 2020.

MP Materials Chairman and CEO James H. Litinsky said, “MP made significant progress throughout 2020 towards our mission to restore the full rare earth supply chain to the United States. In addition to strengthening our balance sheet through a successful business combination, we ramped up our production of rare earths by nearly 40%, scaled our team to over 300 people, and put in motion our Stage II optimization plan at Mountain Pass. The accelerating global transformation towards electrification and decarbonization is creating strong demand for critical rare earth materials. These trends present a bright outlook for the Company as we prepare to begin delivering separated rare earth oxides in 2022.”

Litinsky continued, “During the fourth quarter, we completed design improvements that de-risk our Stage II optimization plan, improve our potential long term operating model and further reduce the environmental impact of processing. Despite significant cost inflation throughout the economy in recent months, our Stage II optimization net capital cost, including these design improvements, is now contracted and expected to remain consistent with prior estimates.”

2020 Fourth Quarter Financial and Operating Highlights

	For the three months ended December 31,		2020 vs. 2019
(unaudited)	2020	2019	Amount Change	% Change
Financial Measures:		(in thousands)
Product sales	$42,178	$21,048	$21,130	100%
Net income	$24,114	$1,037	$23,077	2,225%
Adjusted EBITDA (1)	$17,964	$4,521	$13,443	297%
Adjusted Net Income (1)	$21,895	$1,985	$19,910	1,003%

Key Performance Indicators:	(in whole units or dollars)
REO Production Volume (MTs)	9,337	8,673	664	8%
REO Sales Volume (MTs)	10,320	8,561	1,759	21%
Realized Price per REO MT (1)	$4,070	$2,389	$1,681	70%
Production Cost per REO MT (1)	$1,589	$1,602	$(13)	(1)%
(1)See “Use of Non-GAAP Financial Measures” below for the definitions of Adjusted EBITDA, Adjusted Net Income, and Total Value Realized and Production Costs, which are used in the calculations of realized price per REO MT and production cost per REO MT. In addition, see tables below for reconciliations of non-GAAP financial measures to GAAP financial measures.
Revenue increased 100% year-over-year, driven by increases in both the realized sales prices of contained rare earth oxide (“REO”) in concentrate and in the metric tons (“MT”) of REO sold. The realized sales price increase of 70% was due to higher demand for REO driving increased market prices, as well as the lifting of certain import duties in China. The 21% increase in MT sold was due to higher demand for REO as well as higher percentages of REO in concentrate driven by improved productivity. Sold volumes fluctuate quarter-to-quarter based on shipment timing, but the Company continues to foresee 100% sell-through of its production.

Adjusted EBITDA increased 297% year-over-year driven by higher volumes and per-unit profitability, partially offset by increased public company costs. The 8% increase in production compared to the fourth quarter of 2019 was mainly due to the increased productivity at Mountain Pass. Production cost of $1,589 per MT of REO was down slightly year-over-year.

Net income increased by a factor of 23.3 year-over-year to $24.1 million and Adjusted Net Income increased by a factor of 11.0 year-over-year to $21.9 million, both mainly due to the higher Adjusted EBITDA. Fourth quarter of 2020 net income was also impacted by non-cash, stock-based compensation expense related primarily to stock grants issued in connection with MP Materials becoming a public company in November 2020.

2020 Full Year Financial and Operating Highlights

	For the year ended December 31,		2020 vs. 2019
(unaudited)	2020	2019	Amount Change	% Change
Financial Measures:		(in thousands)
Product sales	$134,310	$73,411	$60,899	83%
Net loss	$(21,825)	$(6,755)	$(15,070)	223%
Adjusted EBITDA (1)	$42,609	$1,934	$40,675	2,103%
Adjusted Net Income (Loss) (1)	$21,240	$(7,767)	$29,007	n.m.

Key Performance Indicators:	(in whole units or dollars)
REO Production Volume (MTs)	38,503	27,620	10,883	39%
REO Sales Volume (MTs)	38,367	26,821	11,546	43%
Realized Price per REO MT (1)	$3,311	$2,793	$518	19%
Production Cost per REO MT (1)	$1,430	$1,980	$(550)	(28)%
n.m. - Not meaningful.
(1)See “Use of Non-GAAP Financial Measures” below for the definitions of Adjusted EBITDA, Adjusted Net Income (Loss), and Total Value Realized and Production Costs, which are used in the calculations of realized price per REO MT and production cost per REO MT. In addition, see tables below for reconciliations of non-GAAP financial measures to GAAP financial measures.
Revenue increased 83% year-over-year, driven by increases in both the volumes and the realized sales prices of REO. The 43% increase in MT sold was mainly due to increased productivity over the last year and higher market demand for REO. Productivity improvements were driven by higher feed rates, recovery and product grade at the plant. The realized sales price increase of 19% primarily reflected lower tariffs.

Adjusted EBITDA increased by a factor of 22.0 compared to 2019 driven by the higher revenue and lower per unit production costs, partially offset by higher operating lease costs from leases that commenced in the second half of 2020, as well as higher general and administrative expenses driven by increased public company costs. The 39% increase in production over last year was due in part to the increased productivity at Mountain Pass. Per unit production cost of REO declined 28%, reflecting the increased efficiency in processing our rare earth concentrate.

Net loss totaled $21.8 million in 2020 compared to $6.8 million in 2019 as the improved Adjusted EBITDA was more than offset by a non-cash settlement charge of $66.6 million in June 2020 recorded in connection with the termination of a distribution and marketing agreement. Adjusted Net Income in 2020 was $21.2 million compared to an Adjusted Net Loss of $7.8 million in 2019 mainly due to the higher Adjusted EBITDA.

MP MATERIALS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended December 31,		For the year ended December 31,
(in thousands, except share and per share data, unaudited)	2020	2019	2020	2019
Product sales	$42,178	$21,048	$134,310	$73,411

Operating costs and expenses (excluding settlement charge)	34,437	19,434	102,398	81,031
Settlement charge	—	—	66,615	—
Operating income (loss)	7,741	1,614	(34,703)	(7,620)
Other income (loss), net	(47)	164	251	4,278
Interest expense, net	(1,427)	(741)	(5,009)	(3,412)
Income (loss) before income taxes	6,267	1,037	(39,461)	(6,754)
Income tax benefit (expense)	17,847	—	17,636	(1)
Net income (loss)	$24,114	$1,037	$(21,825)	$(6,755)

Net income (loss) per share:
Basic	$0.22	$0.02	$(0.27)	$(0.10)
Diluted	$0.20	$0.02	$(0.27)	$(0.10)

Weighted-average shares outstanding:
Basic	111,900,552	66,556,975	79,690,821	66,556,975
Diluted	123,012,598	66,556,975	79,690,821	66,556,975

MP MATERIALS CORP. AND SUBSIDIARIES
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA

	For the three months ended December 31,		For the year ended December 31,
(in thousands, unaudited)	2020	2019	2020	2019
Net income (loss)	$24,114	$1,037	$(21,825)	$(6,755)
Adjusted for:
Depreciation, depletion and amortization	2,099	952	6,931	4,687
Interest expense, net	1,427	741	5,009	3,412
Income tax expense (benefit)	(17,847)	—	(17,636)	1
Stock-based compensation expense (1)	5,014	—	5,014	—
Transaction-related costs (2)	1,606	270	3,258	270
Accretion of asset retirement and environmental obligations	564	517	2,255	2,094
Other non-recurring costs (3)	442	368	1,180	618
Royalty expense to SNR (4)	498	800	2,406	1,885
Settlement charge (5)	—	—	66,615	—
Tariff credits (6)	—	—	(10,347)	—
Other loss (income), net (7)	47	(164)	(251)	(4,278)
Adjusted EBITDA (8)	$17,964	$4,521	$42,609	$1,934

(1)For the three months and year ended December 31, 2020, amounts reflect the grants of restricted stock and restricted stock units in connection with the business combination consummated on November 17, 2020, whereby MP Mine Operations LLC and Secure Natural Resources LLC (“SNR”) were combined with Fortress Value Acquisition Corp., a special purpose acquisition company (“FVAC”) (the “Business Combination”), and became indirect wholly-owned subsidiaries of FVAC, which was in turn renamed MP Materials Corp.
(2)Includes mainly advisory, consulting, accounting, legal expenses, and one-time employee bonuses in connection with the Business Combination.
(3)For the years ended December 31, 2020 and 2019, includes mainly non-recurring costs for SAP implementation and one-time severance payments to certain former members of our executive team, respectively.
(4)Represents royalty expenses paid to SNR prior to the completion of the acquisition of SNR (the “SNR Mineral Rights Acquisition”). The royalty expense to SNR eliminates in consolidation after the consummation of the Business Combination.
(5)In connection with terminating the Distribution and Marketing Agreement (“DMA”) with Shenghe in June 2020, we recognized a one-time, non-cash settlement charge.
(6)Represents non-cash revenue recognized during the year ended December 31, 2020, in connection with the tariff credits received from Shenghe relating to product sales primarily from prior periods.
(7)Primarily represents gains or losses on disposals of equipment and interest income. For the year ended December 31, 2019, we recorded a gain on sales of idle mining equipment following the acquisition of the Mountain Pass mine and processing facilities.
(8)See “Use of Non-GAAP Financial Measures” below for definition and further information.

MP MATERIALS CORP. AND SUBSIDIARIES
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss)

	For the three months ended December 31,		For the year ended December 31,
(in thousands, unaudited)	2020	2019	2020	2019
Net income (loss)	$24,114	$1,037	$(21,825)	$(6,755)
Adjusted for:
Depletion (1)	1,875	29	1,961	114
Stock-based compensation expense (2)	5,014	—	5,014	—
Transaction-related costs (3)	1,606	270	3,258	270
Other non-recurring costs (4)	442	368	1,180	618
Royalty expense to SNR (5)	498	800	2,406	1,885
Settlement charge (6)	—	—	66,615	—
Tariff credits (7)	—	—	(10,347)	—
Other loss (income), net (8)	47	(164)	(251)	(4,278)
Tax impact of adjustments above (9)	(2,368)	(355)	(17,438)	379
Release of valuation allowance (10)	(9,333)	—	(9,333)	—
Adjusted Net Income (Loss) (11)	$21,895	$1,985	$21,240	$(7,767)

(1)Principally includes the depletion associated with the mineral rights for the rare earth ores contained in the Company’s mine, which were recorded in connection with the SNR Mineral Rights Acquisition at fair value as of the date of the Business Combination, resulting in a significant step-up of the carrying amount of the asset.
(2)For the three months and year ended December 31, 2020, amounts reflect the grants of restricted stock and restricted stock units in connection with the Business Combination.
(3)Includes mainly advisory, consulting, accounting, legal expenses, and one-time employee bonuses in connection with the Business Combination.
(4)For the years ended December 31, 2020 and 2019, includes mainly non-recurring costs for SAP implementation and one-time severance payments to certain former members of our executive team, respectively.
(5)Represents royalty expenses paid to SNR prior to the completion of the SNR Mineral Rights Acquisition. The royalty expense to SNR eliminates in consolidation after the consummation of the Business Combination.
(6)In connection with terminating the DMA with Shenghe in June 2020, we recognized a one-time, non-cash settlement charge.
(7)Represents non-cash revenue recognized during the year ended December 31, 2020, in connection with the tariff credits received from Shenghe relating to product sales primarily from prior periods.
(8)Primarily represents gains or losses on disposals of equipment and interest income. For the year ended December 31, 2019, we recorded a gain on sales of idle mining equipment following the acquisition of the Mountain Pass mine and processing facilities.
(9)Tax impact of adjustments is calculated by applying the annual effective tax rate, excluding the impact of discrete tax costs and benefits, to each adjustment. The adjusted effective tax rates used were 25.0% and 27.3% for the three months and years ended December 31, 2020 and 2019, respectively.
(10)Reflects the one-time impact of the release of the majority of our valuation allowance.
(11)See “Use of Non-GAAP Financial Measures” below for definition and further information.

MP MATERIALS CORP. AND SUBSIDIARIES
Reconciliation of GAAP Product Sales to Non-GAAP Total Value Realized

	For the three months ended December 31,		For the year ended December 31,
(in thousands, unless otherwise stated, unaudited)	2020	2019	2020	2019
Product sales	$42,178	$21,048	$134,310	$73,411
Adjusted for:
Shenghe Implied Discount (1)	—	(516)	3,664	1,882
Other (2)	(180)	(79)	(10,960)	(394)
Total Value Realized (3)	$41,998	$20,453	$127,014	$74,899

Total Value Realized (3)	$41,998	$20,453	$127,014	$74,899
Divided by:
REO Sales Volume (in MTs)	10,320	8,561	38,367	26,821
Realized Price per REO MT (in dollars) (4)	$4,070	$2,389	$3,311	$2,793
(1)Shenghe Implied Discount represents the difference between the contractual amount realized by Shenghe and the amount of deferred revenue we recognized.
(2)Includes mainly the net impact of a tariff rebate from Shenghe due to the retroactive effect of lifting of a Chinese tariff in 2020 and sales of PhosFix stockpiles in 2019.
(3)See “Use of Non-GAAP Financial Measures” below for definition and further information.
(4)May not recompute as presented due to rounding.

MP MATERIALS CORP. AND SUBSIDIARIES
Reconciliation of GAAP Cost of Sales to Non-GAAP Production Costs

	For the three months ended December 31,		For the year ended December 31,
(in thousands, unless otherwise stated, unaudited)	2020	2019	2020	2019
Cost of sales (1)	$18,841	$16,228	$63,798	$61,261
Adjusted for:
Cost attributable to sales of stockpiles	(40)	(74)	(446)	(374)
Stock-based compensation expense (2)	(277)	—	(277)	—
Shipping and freight	(2,124)	(2,441)	(8,220)	(7,793)
Production Costs (3)	$16,400	$13,713	$54,855	$53,094

Production Costs (3)	$16,400	$13,713	$54,855	$53,094
Divided by:
REO Sales Volume (in MTs)	10,320	8,561	38,367	26,821
Production Cost per REO MT (in dollars) (4)	$1,589	$1,602	$1,430	$1,980
(1)Excluding depreciation, depletion and amortization.
(2)Pertains only to the amount of stock-based compensation expense included in cost of sales (as opposed to general and administrative expenses).
(3)See “Use of Non-GAAP Financial Measures” below for definition and further information.
(4)May not recompute as presented due to rounding.

Conference Call Details

MP Materials will host a conference call to discuss these results at 2 p.m. Pacific Time, Thursday, March 18, 2021. To access the conference call, participants should dial (833) 350-1335 and international participants should dial (236) 389-2432 and enter the conference ID number 8741996. The live audio webcast along with the press release and accompanying slide presentation, will be accessible at investors.mpmaterials.com. A recording of the webcast will also be available following the conference call.

About MP Materials

MP Materials Corp. (NYSE: MP) is the largest producer of rare earth materials in the Western Hemisphere. With over 300 employees, the Company owns and operates Mountain Pass, an iconic American industrial asset, which is the only rare earth mining and processing site of scale in the Western Hemisphere and currently produces approximately 15% of global rare earth content. Separated rare earth elements are critical inputs for the magnets that enable the mobility of electric vehicles, drones, defense systems, wind turbines, robotics and many other high-growth, advanced technologies. MP Materials’ integrated operations at Mountain Pass uniquely combine low production costs with best-in-class environmental standards, thereby restoring American leadership to a critical industry with a strong commitment to sustainability. More information is available at https://mpmaterials.com/.

Forward Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of the words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of MP Materials’ management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of MP Materials. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions; failure to realize the anticipated benefits of the business combination; risks relating to the uncertainty of the projected financial information with respect to MP Materials; risks related to the rollout of MP Materials’ business strategy and the timing of expected business milestones; risks related to MP Materials’ arrangements with Shenghe; the effects of competition on MP Materials’ future business; risks related to political and macroeconomic uncertainty; the impact of the global COVID-19 pandemic on any of the foregoing risks; and those factors discussed in MP Materials’ Registration Statement on Form S-1 filed on December 9, 2020, under the heading “Risk Factors,” and other documents to be filed by MP Materials, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that MP Materials does not presently know or that MP Materials currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect MP Materials’ expectations, plans or forecasts of future events and views as of the date of this press release. MP Materials anticipates that subsequent events and developments will cause MP Materials’ assessments to change. However, while MP Materials may elect to update these forward looking statements at some point in the future, MP Materials specifically disclaims any obligation to do so, unless required by applicable law. These forward-looking statements should not be relied upon as representing MP Materials’ assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Use of Non-GAAP Financial Measures

This press release references certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income (Loss), Total Value Realized, and Production Costs. We define Adjusted EBITDA as our GAAP net income or loss before interest expense, net; income tax expense or benefit; and depreciation, depletion and amortization; further adjusted to eliminate the impact of stock-based compensation expense, transaction-related costs, other non-recurring costs, non-cash accretion of asset retirement and environmental obligations, and gain on sale or disposal of long-lived assets. Adjusted Net Income (Loss) is defined as our GAAP net income or loss excluding the impact of depletion, stock-based compensation expense, transaction-related costs, and other non-recurring costs, adjusted to give effect to the income tax impact of such adjustments. Total Value Realized, which we use to calculate our key performance indicator, realized price per REO MT, is defined as the sum of: (x) the revenue recognized on our sales of REO (excluding the revenue impact of tariff-related credits from Shenghe on account of prior sales) and (y) in connection with our sales of REO to Shenghe between July 1, 2019, and June 5, 2020, the total amount of the Shenghe Implied Discount. The consideration described in clause (y) is the difference between (1) Shenghe’s average realized price, net of taxes, tariffs and certain other agreed-upon charges (such as one-time demurrage charges) on our products once sold to their ultimate customers and (2) the amount of revenue we recognized on the sales of those products to Shenghe for sales between July 1, 2019, and June 5, 2020, which includes a non-cash portion. Realized price per REO MT is calculated as the quotient of: (i) our Total Value Realized for a given period and (ii) our REO sales volume for the same period. Production Costs, which we use to calculate our key performance indicator, production cost per REO MT, is defined as our cost of sales (excluding depreciation, depletion and amortization), less costs attributable to sales of legacy stockpiles, stock-based compensation expense included in cost of sales (as opposed to general and administrative expenses), and shipping and freight costs. Production cost per REO MT is calculated as the quotient of: (i) our Production Costs for a given period and (ii) our REO sales volume for the same period.

MP Materials’ management uses Adjusted EBITDA, Adjusted Net Income (Loss), and other non-GAAP financial measures to compare MP Materials’ performance to that of prior periods for trend analyses and for budgeting and planning purposes. MP Materials believes Adjusted EBITDA and Adjusted Net Income (Loss) provide useful information to management and investors regarding certain financial and business trends relating to MP Materials’ financial condition and results of operations. MP Materials believes that the use of Adjusted EBITDA and Adjusted Net Income (Loss) provide an additional tool for investors to use in evaluating projected operating results and trends. MP Materials believes realized price per REO MT, which utilizes the non-GAAP financial measure, Total Value Realized, is an important measure of the market price of the Company’s product. Furthermore, MP Materials believes production cost per REO MT sold, which utilizes the non-GAAP financial measure, Production Costs, is a key indicator of the Company’s production efficiency. MP Materials’ method of determining these non-GAAP measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and MP Materials does not recommend the sole use of these non-GAAP measures to assess its financial performance. Management does not consider non-GAAP measures in isolation or as an alternative or to be superior to financial measures determined in accordance with GAAP. The principal limitation of non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in MP Materials’ financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures.

Contacts

Investors:
Martin Sheehan
IR@mpmaterials.com

Media:
Matt Sloustcher
media@mpmaterials.com